FIRST AMENDMENT TO
 EXPENSE LIMITATION AGREEMENT
THIS FIRST AMENDMENT TO EXPENSE LIMITATION AGREEMENT (this “Amendment”) is made and entered into effective as of April 1, 2016, by and between YCG Funds, a Delaware statutory trust (the “Trust”), on behalf of YCG Enhanced Fund (the “Fund”), and YCG, LLC, a Texas limited liability company (the “Adviser”).
RECITALS

WHEREAS, the Trust is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as an open-end management investment company;
WHEREAS, the Trust and the Adviser previously entered into an Expense Limitation Agreement, dated as of December 10, 2012, pursuant to which the Adviser (for the lifetime of the Fund) has agreed to waive or limit its fees and assume other expenses of the Fund (excluding interest, taxes, brokerage commissions and other expenditures capitalized in accordance with generally accepted accounting principles or other extraordinary expenses not incurred in the ordinary course of business) so that the Fund’s ratio of total annual operating expenses is limited to 1.39% (the “Expense Limitation Agreement”);
WHEREAS, the Adviser has voluntarily agreed to reduce the Percentage Expense Limitation (as defined in the Expense Limitation Agreement) from 1.39% to 1.19% for a one year period effective as of April 1, 2016; and
WHEREAS, the parties now desire to amend the Expense Limitation Agreement to reflect this arrangement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the Trust on behalf of the Fund and the Adviser do mutually promise and agree as follows:
1. Effective as of April 1, 2016, the Percentage Expense Limitation shall be reduced to 1.19% for a one year period.
2. Except as herein modified or amended, the terms and conditions of the Expense Limitation Agreement shall remain unchanged and in full force and effect.
(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day first above written.
YCG, LLC

By: /s/ William Kruger
Name:  William Kruger
Title :  Chief Executive Officer

YCG FUNDS

By:  /s/ Brian Yactman
Name:  Brian Yactman
Title :  President